FORMULAE FOR DETERMINING STANDARDIZED PERFORMANCE VALUE AND
      ANNUALIZED AVERAGE PERFORMANCE RATIO FOR INCOME MANAGER CERTIFICATES
            Invested in One Investment Fund ofthe Hudson River Trust
                     and Surrendered at the End of a Period

               AV0 =  $1,000.00